EXHIBIT 1

JOINT FILING AGREEMENT

The undersigned hereby agree that the statement on Schedule 13D with respect to the Common Stock, par value $0.0001 per share, of Kennedy-Wilson Holdings, Inc., dated as of February 18, 2026, is, and any amendments thereto (including amendments on Schedule 13G) signed by each of the undersigned shall be, filed on behalf of each of the undersigned pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934.

Eldridge Industries, LLC

Signature:	/s/ Todd L. Boehly
Name/Title:	Todd L. Boehly, Authorized Signatory
Date:	02/18/2026

Todd L. Boehly

Signature:	/s/ Todd L. Boehly
Name/Title:	Todd L. Boehly
Date:	02/18/2026

Security Benefit Life Insurance Company By: Eldridge Credit Advisers, LLC as Investment Manager

Signature:	/s/ Eddie Vonnahme
Name/Title:	Eddie Vonnahme, Director
Date:	02/18/2026

Dust Bowl Capital, LLC

Signature:	/s/ Eddie Vonnahme
Name/Title:	Eddie Vonnahme, Authorized Signatory
Date:	02/18/2026